SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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BAUSCH & LOMB INCORPORATED

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2004
NOTICE OF
ANNUAL MEETING
AND PROXY
STATEMENT

[BAUSCH & LOMB LOGO]

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One Bausch & Lomb Place
Rochester NY 14604-2701          www.bausch.com

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[BAUSCH & LOMB LOGO]

March 26, 2004

Dear Bausch & Lomb Shareholder:

We invite you to attend our annual meeting of shareholders on Tuesday, April 27, 2004, at 10:00 a.m., to be held at Monroe Community College, Building 3, in the Warshof Conference Room, located at 1000 East Henrietta Road, Rochester, New York.

This booklet includes the formal notice of the meeting and the proxy statement. The proxy statement tells you about the agenda and the procedures for the meeting. It also describes how the Company's Board of Directors operates and gives certain information about the Company.

We hope you will be able to attend the annual meeting. If you need special assistance at the meeting, please contact the secretary of the Company at the address above.

Sincerely,

/s/ Ronald L. Zarrella

Ronald L. Zarrella
Chairman and Chief Executive Officer

NOTICE OF
ANNUAL MEETING OF SHAREHOLDERS
OF BAUSCH & LOMB INCORPORATED

Date:	April 27, 2004
Time:	10:00 a.m.
Place:	Monroe Community College Building 3 Warshof Conference Room 1000 East Henrietta Road Rochester, New York 14623
Purpose:	- Elect four directors - Ratify appointment of independent auditors - Consider such other business as may properly come before the meeting or any adjournment thereof

YOUR VOTE IS IMPORTANT. YOU MAY VOTE YOUR SHARES BY TELEPHONE OR ON THE INTERNET BY FOLLOWING THE VOTING INSTRUCTIONS THAT ARE PRINTED ON THE PROXY CARD, OR YOU MAY SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

/s/ Jean F. Geisel

Jean F. Geisel
Secretary
March 26, 2004

Table of Contents
Page
General Information	1
Board of Directors	2
Election of Directors (Proxy Item 1)	5
Ratification of the Appointment of Independent Auditors (Proxy Item 2)	8
Security Ownership of Certain Beneficial Owners and Directors and Executive Officers	8-9
Executive Compensation - Report of the Compensation Committee - Compensation Tables	10 13
Total Return to Shareholders	15
Defined Benefit Retirement Plans	16
Related Transactions, Employment Contracts and Termination of Employment and Change in Control Arrangements	17
Report of the Audit Committee	18
Additional Information	19
Exhibit A - Audit Committee Charter	A1

BAUSCH & LOMB INCORPORATED
PROXY STATEMENT
FOR
ANNUAL MEETING OF SHAREHOLDERS
TUESDAY, APRIL 27, 2004

GENERAL INFORMATION
The approximate date on which the enclosed form of proxy and this proxy statement are first being sent to shareholders is March 26, 2004.

Outstanding shares
On March 1, 2004, 52,589,977 shares of Common stock and 328,761 shares of Class B stock were outstanding. Each Common share and Class B share has one vote.

Who may vote
Shareholders of Bausch & Lomb Incorporated as of the record date, March 1, 2004, may vote. A list of shareholders entitled to vote will be available at the annual meeting.

How to vote
You may vote by proxy or in person at the meeting. To vote your shares by proxy, you may call the toll-free number or vote on the Internet by following the instructions set forth on the proxy card, or you may mail your signed proxy card to our tabulator in the envelope provided. Even if you plan to attend the meeting, we recommend that you vote prior to the meeting. You can always change your vote as described below.

How proxies work
Bausch & Lomb's Board of Directors is asking for your proxy. By giving us your proxy, you authorize the proxyholders (members of Bausch & Lomb management) to vote your shares at the meeting in the manner you direct. If you do not specify how you wish us to vote your shares, your shares will be voted "for" all director candidates and "for" the ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors for the Company for 2004. Proxyholders will also vote shares according to their discretion on any other matter properly brought before the meeting.

You may receive more than one proxy card depending on how you hold your shares. Generally, you need to call the toll-free number, vote on the Internet or sign and return all of your proxy cards to vote all of your shares. For example, if you hold shares through someone else, such as a stockbroker, you may get proxy material from them. Shares registered in your name and shares held in the Bausch & Lomb 401(k) Plan are covered by a separate proxy card. If a proxy card representing shares in the Bausch & Lomb 401(k) Plan is not voted, those shares will be voted by the trustee of the Plan in accordance with the direction of the majority of shares voted by other participants in the Plan.

If for any reason nominees for election as a director become unavailable for election, discretionary authority may be exercised by the proxyholders to vote for substitutes proposed by the Board of Directors.

Quorum
In order to carry out the business of the meeting, we must have a quorum. This means that at least a majority of the outstanding shares eligible to vote must be represented at the meeting, either by proxy or in person. Shares owned by Bausch & Lomb are not voted and do not count for this purpose.

Changing your vote
You may revoke your proxy before it is voted by submitting a new proxy with a later date, by voting in person at the meeting or by notifying Bausch & Lomb's secretary in writing at the address under "Questions?" on page 20.

Votes needed
Director nominees receiving the largest number of votes cast are elected, up to the maximum number of directors fixed by the Board to be elected at the meeting. As a result, any shares not voted (whether by abstention, broker non-vote or otherwise) have no impact on the election of directors, except to the extent that the failure to vote for a particular nominee may result in another nominee receiving a larger number of votes. Ratifying the appointment of PricewaterhouseCoopers LLP as independent auditors for 2004, and any other matters properly brought before the meeting, requires the favorable vote of a majority of votes cast.

Attending in person
Only shareholders, their designated proxies and Bausch & Lomb's guests may attend the meeting.

BOARD OF DIRECTORS
The Board of Directors of the Company met five times in 2003. Each of the directors attended 75% or more of the aggregate number of regularly scheduled and special Board and committee meetings held during the year. Pursuant to a policy adopted by the Nominating and Governance Committee, directors are strongly encouraged to attend annual meetings of shareholders. Generally all directors attend annual meetings, which are held prior to the organizational meeting of the Board of Directors each year.

Directors who were not employees of the Company received an annual retainer of $52,000 in 2003. In addition, directors who chaired committees and were not employees of the Company received an additional $5,200 annual retainer. No additional fees are paid for attendance at meetings. The Company does not pay an annual retainer or fees to directors who are employees of the Company.

The Company's Annual Retainer Stock Plan for Non-Employee Directors was approved by the shareholders in 1996 and amended in 2000 to include director stock ownership guidelines. The guidelines provide that directors who own Company shares or share equivalents with an aggregate market value of $260,000 or more have the option to receive their annual retainer in Company stock or cash or a combination of both. Directors who have not met the guidelines receive at least one-half of the annual retainer in Company stock. All of the non-employee directors, except for Mr. Alan M. Bennett, who is a new director nominee, have met the stock ownership guidelines.

Under the Stock Incentive Plan, non-employee directors annually receive non-qualified, fully-vested options to purchase shares of Class B stock of the Company. The number of options is determined by a fixed formula set forth in the Plan, and the exercise price of all such options is determined by the fair market value of the Company's Common stock on the date of grant. For fiscal year 2003, each non-employee director was granted 4,088 options to purchase Class B shares at a price of $36.385 per share.

Under the Deferred Stock Equivalent Program, non-employee directors of the Company receive an annual grant of 500 deferred stock equivalent units. These instruments are a contract right to receive, in cash, at the time of the director's retirement from the Board, an amount equal to the product of the market value of one share of the Company's Common stock at the time of the director's retirement from the Board multiplied by the number of deferred stock equivalent units. This element of compensation has been added to bring total director compensation into line with that of comparable companies, in part enhancing the Company's ability to attract and retain high-quality director candidates, and in part aligning directors' economic interests with those of shareholders. Effective with the year of service which began on April 29, 2003 and will end on April 26, 2004, non-employee directors will receive 500 deferred stock equivalent units for service on the Board of Directors during that period. The program also provides for a one-time matching contribution of deferred stock equivalent units valued at $25,000 for new non-employee directors upon the acquisition of shares of Company stock by the director.

Pursuant to an appointment by the Board of Directors, Mr. William H. Waltrip serves as lead director of the Board of Directors. Mr. Waltrip received a retainer of $25,000 for his services as lead director for the period beginning April 29, 2003 and ending with the annual meeting of shareholders on April 27, 2004, in addition to his annual retainer as a director. His responsibilities include acting as chairman of executive sessions of the non-employee directors, acting as principal liaison between the non-employee directors and the chairman of the board and performing other duties designated by the Board to assist in the fulfillment of its responsibilities. It is currently expected that he will continue to serve in this capacity.

Executive Sessions
Executive sessions of the independent directors are held at the end of each Board of Directors meeting. The Board has selected William H. Waltrip, the Board's lead director, to preside at all executive sessions of the independent directors.

Communications with the Board of Directors
Shareholders may communicate with the Board or any individual director by sending such communications to the attention of the secretary, who will forward all such communications to the Board. Communications intended for the non-employee directors as a group should be sent to the secretary to the attention of the lead director of the Board.

Corporate Governance Principles and Board Matters
The Company is committed to sound corporate governance principles. Such principles are essential to the reputation of Bausch & Lomb built through more than 150 years of ethical business conduct in its relationships with others, both inside and outside the Company. The Company's Corporate Governance Guidelines and Code of Business Conduct and Ethics are available on the Company's Web site at http://www.bausch.com/us/vision/about/investor/governance.jsp. Printed copies of the Corporate Governance Guidelines and Code of Business Conduct and Ethics can be obtained by contacting the secretary of the Company.

Board Independence
The Board has determined that each of the directors, other than Mr. Zarrella, has no material relationship with the Company and is independent within the meaning of the Securities and Exchange Commission and New York Stock Exchange director independence standards, as currently in effect.

Committees of the Board
The Board of Directors has established four standing committees to assist it in carrying out its responsibilities: the Executive Committee, the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee.

The membership and the function of each of the committees are described below. Each of the committees operates under a written charter adopted by the Board of Directors. All of the committee charters are available on the Company's Web site at http://www.bausch.com/us/vision/about/investor/governance.jsp. Printed copies of the committee charters can be obtained by contacting the secretary of the Company.

Executive Committee
Number of Members:	Five directors
Members:	Ronald L. Zarrella (Chair), Jonathan S. Linen, John R. Purcell, William H. Waltrip and Kenneth L. Wolfe
Number of Meetings in 2003:	Three
Functions:	- Holds regularly scheduled and special meetings between regular Board meetings to take action necessary for the Company to operate efficiently
- Possesses all of the authority of the full Board, except as limited by law and the by-laws of the Company

Audit Committee
Number of Members:	Four independent directors
Members:	Kenneth L. Wolfe (Chair), Domenico De Sole, Ruth R. McMullin and Linda Johnson Rice
Number of Meetings in 2003:	Eleven
Functions:	- Reviews and evaluates the qualifications and performance of the independent auditor
- Appoints and/or replaces the independent auditor
- Responsible for compensating and overseeing the work of the independent auditor
- Preapproves all audit services and permitted nonaudit services to be performed for the Company by its independent auditor
- Reviews and discusses with management and the independent auditor the quarterly interim and annual audited financial statements and related Management's Discussion & Analysis

- Provides for direct communication among the Board, the independent auditors and the internal auditors, including review of the disclosures and letter provided by the independent auditors pursuant to Independence Standards Board Standard No. 1

- Discusses with management and the independent auditor significant financial reporting and internal control issues
- Discusses with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61
- Meets with the independent auditor prior to the audit to discuss the planning and staffing of the audit
- Oversees the Company's internal audit function
- Reviews the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters
- Discusses with the Company's general counsel legal matters that may have a material impact on the financial statements or the Company's compliance policies
- Retains independent legal, accounting or other advisors, as necessary
- Reviews its own performance annually

Compensation Committee
Number of Members:	Four independent directors
Members:	Jonathan S. Linen (Chair), Franklin E. Agnew, Domenico De Sole and Barry W. Wilson
Number of Meetings in 2003:	Three
Functions:	- Recommends to the Board remuneration of the chief executive officer and determines remuneration of other officers of the Company elected by the Board
- Conducts evaluation of the chief executive officer for submission to the Board
- Grants options under and otherwise administers the Company's Stock Incentive Plan and approves and administers any other compensation plan in which officers of the Company participate
- Reviews succession planning for the CEO and senior executives and reports on such matters to the Board
- Retains compensation consultants and obtains advice from internal or external advisors, as necessary
- Produces the annual Compensation Committee Report on Executive Compensation for the Company's proxy statement
- Reviews its own performance annually

Nominating and Governance Committee
Number of Members:	Three independent directors
Members:	John R. Purcell (Chair), Linda Johnson Rice and William H. Waltrip
Number of Meetings in 2003:	Two
Functions:	- Seeks and evaluates individuals qualified to become board members for recommendation to the Board
- Reviews the qualifications of any director candidate proposed by a shareholder in accordance with the Company's by-laws
- Reviews and makes recommendations to the Board with respect to the compensation and benefits of directors
- Reviews the adequacy of the Company's Corporate Governance Guidelines and recommends any proposed changes to the Board for approval
- Retains any search firm to be used to identify director candidates and obtains advice from internal or external advisors, as necessary
- Reviews its own performance annually

As set forth in the Nominating and Governance Committee Charter, the committee has responsibility for identifying individuals qualified to become board members and to make appropriate director nominee recommendations to the Board of Directors. The committee periodically assesses the composition and performance of the Board and determines when it is appropriate to identify new director nominees. The committee will then actively search for individuals qualified to become board members. The selection criteria for director nominees is detailed in a committee resolution entitled: "Criteria for Selecting Director Nominees to the Board of Directors." Under this selection criteria, each nominee should have a background which demonstrates an understanding of the business and financial affairs and the complexities of a business organization. Nominees are typically active as a current chief executive officer, chief operating officer or other senior executive or director of a significant business enterprise or other business institution, public or private. Other characteristics of director nominee candidates include interest in the Company, time and energy to devote to the Company, sound business judgment and independence.

The committee uses a third party search firm to identify director candidates and also seeks names of potential nominees from other board members, executive officers and other contacts. The committee will consider director candidates proposed by shareholders, provided that the shareholder recommendation complies with the Company's by-law provisions requiring that shareholder submissions include biographical information concerning the potential nominee and are submitted to the Company's secretary in a timely manner. To be considered for nomination at the 2005 annual meeting, shareholder submissions for nomination must be received at the offices of the Company, to the attention of the secretary, at One Bausch & Lomb Place, Rochester, New York 14604-2701 between December 30, 2004 and January 29, 2005. The committee will use the same process for evaluating a shareholder director candidate as it uses for any other potential nominee.

The qualifications of director candidates are reviewed by the committee to determine which candidates should be contacted. If a third party search firm is involved, the search firm will make the initial contact with potential candidates to assess their qualifications and motivation. A member of the committee will make the initial contact if a search firm is not involved. Reference checks are also conducted. Following this initial screening process, the committee meets with each of the candidates and determines which candidate will be recommended to the Board. During this process, the chief executive officer also meets with the candidates and provides input to the committee. The Company's by-laws are available at the Company's Web site at http://www.bausch.com/us/vision/about/investor/governance.jsp.

ITEM NO. 1
ELECTION OF DIRECTORS

General
The Board of Directors currently has ten members and, pursuant to the Company's by-laws, is divided into three classes. One class is elected each year to serve for three years. The term of office of each class will expire, respectively, on the date of the annual meetings of shareholders in 2004, 2005 and 2006. The directors whose terms expire at the 2004 annual meeting of shareholders are Domenico De Sole, Kenneth L. Wolfe and Ronald L. Zarrella.

Franklin E. Agnew, who has been a director of the Company since 1982, will be retiring from service on the Board of Directors at the time of the annual meeting of shareholders. The Board has recommended that the vacancy created by Mr. Agnew's resignation be filled by Alan M. Bennett. Mr. Bennett was elected by the Board of Directors to serve until the 2004 annual meeting. He was identified by a third party search firm and recommended by the Nominating and Governance Committee. The services performed by the third party search firm are described under "Functions" of the Nominating and Governance Committee on page 4.

The Board of Directors has accordingly fixed the number of directors to be elected at the 2004 annual meeting of shareholders at four. Mr. Bennett is nominated to stand for election to serve until the 2006 annual meeting of shareholders. Messrs. De Sole, Wolfe and Zarrella are nominated to stand for re-election to serve until the 2007 annual meeting of shareholders.

Information about the nominees for election as directors, as well as those directors continuing in office, is presented below.

Nominee for Election as Director - Term Expiring 2006
[PHOTO]	ALAN M. BENNETT	Director since 2004 Age: 53

Mr. Bennett has served since 2001 as senior vice president and chief financial officer of Aetna Inc., a leading provider of health, dental, group life, disability and long-term care benefits. He joined Aetna in 1995 as chief financial officer for Aetna Business Resources. He was named vice president and director of internal audit of Aetna Inc. in 1997 and in 1998 was named vice president and controller. From 1981 to 1995, Mr. Bennett held several executive positions with Pirelli Armstrong Tire Corporation. From 1972 to 1981, Mr. Bennett was an audit manager at Ernst & Young. He is a member of the American Institute of Certified Public Accountants.

Nominees for Election as Directors - Term Expiring 2007
[PHOTO]	DOMENICO DE SOLE	Director since 1996 Age: 60

Mr. De Sole has served since 1995 as president and chief executive officer of Gucci Group N.V., a multibrand luxury goods company which designs, produces and distributes personal luxury accessories and apparel. He joined that company in 1984 as president and chief executive officer of Gucci America, Inc. and in 1994 was named chief operating officer of Gucci Group N.V. Mr. De Sole is a director of The Procter & Gamble Company.

[PHOTO]	KENNETH L. WOLFE	Director since 1989 Age: 65

Mr. Wolfe served as chairman and chief executive officer of Hershey Foods Corporation, a food products manufacturing firm, from 1994 until his retirement in December 2001. He joined that firm in 1967 and held various executive positions before being appointed vice president and chief financial officer in 1981. In 1984, Mr. Wolfe was named senior vice president. From 1985 until 1993, he was president and chief operating officer. Mr. Wolfe is a director of Carpenter Technology Corporation and Adelphia Communications Corporation.

[PHOTO]	RONALD L. ZARRELLA	Director since 2001 Age: 54

Mr. Zarrella has served since 2001 as chairman and chief executive officer of Bausch & Lomb Incorporated. He was previously with General Motors Corporation, where he was executive vice president and president of General Motors North America from 1998 to 2001. From 1994 to 1998, Mr. Zarrella was vice president and group executive in charge of General Motors' North American Vehicle Sales, Service and Marketing Group. From 1985 to 1994, Mr. Zarrella held several executive positions at Bausch & Lomb, including serving as its president, chief operating officer and a member of its Board of Directors. Before joining Bausch & Lomb in 1985, he held various executive positions with Bristol Myers Company and Esmark Corporation. Mr. Zarrella is a director of Avaya, Inc. and U.S. FIRST.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ELECTION OF THE INDIVIDUALS IDENTIFIED ABOVE AS DIRECTOR NOMINEES OF THE COMPANY. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR ALL THE DIRECTOR NOMINEES UNLESS SHAREHOLDERS SPECIFY OTHERWISE IN THEIR PROXIES.

Directors Continuing in Office - Term Expiring 2005
[PHOTO]	JONATHAN S. LINEN	Director since 1996 Age: 60

Mr. Linen has served since 1993 as vice chairman of American Express Company, a diversified worldwide travel and financial services company. He joined that company in 1969 and held various executive positions before being appointed president and chief executive officer of Shearson Lehman Brothers in 1989. In 1992, he was named president and chief operating officer of American Express Travel Related Services Company, Inc. Mr. Linen is a member of the board of trustees of the National Urban League and the U.S. Council for International Business, and is a member of The Council on Foreign Relations.

[PHOTO]	JOHN R. PURCELL	Director since 1976 Age: 72

Mr. Purcell has served since 1989 as chairman and chief executive officer of Grenadier Associates Ltd., a venture banking firm. From 1991 until 1997, he served as chairman of Donnelley Marketing, Inc., a data-based direct marketing company. From 1987 until 1990, he served as chairman of Mindscape, Inc., an educational and entertainment computer software company. Mr. Purcell served from 1982 until 1986 as chairman and president of SFN Companies, Inc., a communications company. Prior to that he served as executive vice president of CBS, Inc. and as senior vice president, finance of Gannett Co., Inc. He is a director of Omnicom Group, Inc. and non-executive chairman of the board of Technology Solutions Company.

[PHOTO]	WILLIAM H. WALTRIP	Director since 1985 Age: 66

Mr. Waltrip served from 1993 to 2003 as chairman of the board of Technology Solutions Company, a systems integration company, and from 1993 until 1995 he was chief executive officer of that company. Mr. Waltrip has served twice as the Company's interim chief executive officer, once in 1996 and once in 2001. He also served as the Company's chairman from 1996 to 1998 and again in 2001. From 1991 to 1993, he was chairman and chief executive officer of Biggers Brothers, Inc., a food service distribution company and was a consultant to private industry from 1988 to 1991. From 1985 to 1988, he served as president and chief operating officer of IU International Corporation, a transportation, environmental and distribution company. Earlier, he had been president, chief executive officer and a director of Purolator Courier Corporation. He is a director of Theravance, Inc., Charles River Laboratories, Inc., Teachers Insurance and Annuity Association and Thomas & Betts Corporation.

Directors Continuing in Office - Term Expiring 2006
[PHOTO]	RUTH R. McMULLIN	Director since 1987 Age: 62

Mrs. McMullin is the chairperson of trustees of the Eagle-Picher Personal Injury Settlement Trust. She was a member of the faculty of the Yale School of Management as a Management Fellow from 1994 to 1995. From 1992 to 1994, she was president and chief executive officer of the Harvard Business School Publishing Corporation. From 1990 to 1992, Mrs. McMullin was a consultant to private industry and from 1991 to 1992, she was also acting chief executive officer of UNR Industries, Inc. and a member of that company's chairman's committee. From 1989 to 1990, Mrs. McMullin was president and chief executive officer of John Wiley & Sons, Inc., a publishing company. She joined that company as executive vice president and chief operating officer in 1987.

[PHOTO]	LINDA JOHNSON RICE	Director since 1990 Age: 46

Mrs. Rice has been president and chief executive officer of Johnson Publishing Company, Inc., a multi-media company, since 2002. She joined that company in 1980, became vice president in 1985 and president and chief operating officer in 1987. In addition to management of the company, she oversees the editorial content of Ebony and Jet magazines. She is also president of Fashion Fair Cosmetics, a division of Johnson Publishing. Mrs. Rice is a director of Kimberly-Clark Corporation, Omnicom Group, Inc. and VIAD Corp.

[PHOTO]	BARRY W. WILSON	Director since 2003 Age: 59

Mr. Wilson has served since 1997 as senior vice president of Medtronic, Inc., a medical technology company, and since 2001 has served as president of Medtronic International. He joined Medtronic, Inc. in 1995 as president of Europe, Middle East and Africa. From 1993 to 1995, Mr. Wilson served as president - international of the Lederle Division of the American Cyanamid Company, a research-based life sciences company. From 1980 to 1993, Mr. Wilson was employed with Bristol-Myers Squibb with his last position being president of Europe. Prior to this period, he was employed by Pfizer, Inc. in nine different countries. Mr. Wilson is chairman of Eucomed, a European medical technology industry association.

ITEM NO. 2
RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has unanimously approved and voted to recommend that shareholders ratify the appointment of PricewaterhouseCoopers LLP as independent auditors of the Company for 2004. A representative of PricewaterhouseCoopers LLP plans to be present at the meeting, will have the opportunity to make a statement, and is expected to be available to respond to questions.

THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFYING THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR 2004. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR RATIFICATION UNLESS SHAREHOLDERS SPECIFY OTHERWISE IN THEIR PROXIES.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND DIRECTORS AND EXECUTIVE OFFICERS
Beneficial Owners of More than 5% of the Company's Common Stock
Name and Address of Beneficial Owners	Number of Shares and Nature of Beneficial Ownership	Percent of Outstanding Common Stock
Lord, Abbett & Co. 90 Hudson Street Jersey City, NJ 07302	4,880,636(1)	9.4%
Morgan Stanley 1585 Broadway New York, NY 10036	4,934,621(2)	9.4%
Wellington Management Company, LLP 75 State Street Boston, MA 02109	3,226,740(3)	6.2%
FMR Corp. 82 Devonshire Street Boston, MA 02109	2,714,422(4)	5.2%

(1)	Shares are as of December 31, 2003 and include 4,880,636 shares with respect to which there is sole power to vote and 4,880,636 shares with respect to which there is sole power of disposition.
(2)

Shares are as of December 31, 2003 and include 4,700,569 shares with respect to which there is shared power to vote and 4,700,569 shares with respect to which there is shared power of disposition. Includes 3,420,499 shares (6.5% of outstanding Common stock) also reported as owned beneficially by Van Kampen Asset Management Inc., One Parkview Plaza, Oakbrook Terrace IL 60181.

(3)

Shares are as of December 31, 2003, and include 403,800 shares with respect to which there is shared power to vote and 3,226,740 shares with respect to which there is shared power of disposition. Includes 2,700,000 shares (5.2% of outstanding Common stock) also reported as owned beneficially by The Vanguard Specialized Funds - Vanguard Health Care Fund, 100 Vanguard Blvd., Malvern, PA 19355.

(4)	Shares are as of December 31, 2003 and include 533,960 shares with respect to which there is sole power to vote and 2,714,422 shares with respect to which there is sole power of disposition.

Security Ownership of Directors and Executive Officers
Presented below is information concerning the amount of Company stock beneficially owned by each director and director nominee, each non-director officer named in the Summary Compensation Table appearing on page 13, and all directors and executive officers of the Company as a group. All numbers stated are as of March 1, 2004, and include beneficial ownership of shares of Common and Class B stock, which are identical with respect to dividend and liquidation rights and vote together as a single class for all purposes.

Except for Class B stock, which is transferable only in accordance with the terms of the Company's stock incentive plan under which it was acquired, and except as otherwise indicated, sole voting and investment power exists with respect to all shares listed as beneficially owned. No individual named below beneficially owns more than 1% of the Company's outstanding voting stock, other than Mr. Zarrella, who owns 1.9%, and the shares beneficially owned by all directors and executive officers as a group constitute 5.6% of the Company's outstanding voting stock.
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership
Franklin E. Agnew	41,120	(1)
Alan M. Bennett	500
Domenico De Sole	18,035	(2)
Dwain L. Hahs	133,127	(3)
Jonathan S. Linen	34,086	(2)
John M. Loughlin	135,004	(4)
Stephen C. McCluski	288,114	(5)
Ruth R. McMullin	29,943	(6)
John R. Purcell	57,745	(7)
Linda Johnson Rice	29,378	(1)
Robert B. Stiles	150,498	(8)
William H. Waltrip	143,466	(9)
Barry W. Wilson	9,088	(10)
Kenneth L. Wolfe	28,410	(11)
Ronald L. Zarrella	988,391	(12)
All directors and executive officers as a group (28 persons)	2,942,637
(1)	Includes 25,386 shares which may be acquired within 60 days through the exercise of stock options.
(2)	Includes 18,035 shares which may be acquired within 60 days through the exercise of stock options.
(3)

Includes 80,667 shares and 760 shares, respectively, which may be acquired within 60 days through the exercise of stock options and acquired under the 401(k) Plan and 3,000 shares of restricted stock subject to satisfaction of certain vesting conditions.

(4)

Includes 113,438 shares and 3,456 shares, respectively, which may be acquired within 60 days through the exercise of stock options and acquired under the 401(k) Plan and 3,500 shares of restricted stock subject to satisfaction of certain vesting conditions.

(5)

Includes 254,167 shares and 2,148 shares, respectively, which may be acquired within 60 days through the exercise of stock options and acquired under the 401(k) Plan and 6,000 shares of restricted stock subject to satisfaction of certain vesting conditions.

(6)	Includes 20,756 shares which may be acquired within 60 days through the exercise of stock options.
(7)	Includes 3,154 shares which may be acquired within 60 days through the exercise of stock options.
(8)

Includes 122,421 shares and 2,818 shares, respectively, which may be acquired within 60 days through the exercise of stock options and acquired under the 401(k) Plan and 3,000 shares of restricted stock subject to satisfaction of certain vesting conditions.

(9)	Includes 138,099 shares which may be acquired within 60 days through the exercise of stock options.
(10)	Includes 4,088 shares which may be acquired within 60 days through the exercise of stock options.
(11)	Includes 22,987 shares which may be acquired within 60 days through the exercise of stock options.
(12)

Includes 848,333 shares and 687 shares, respectively, which may be acquired within 60 days through the exercise of stock options and acquired under the 401(k) Plan and 117,765 shares of restricted stock subject to satisfaction of certain vesting conditions.

In addition to shares beneficially owned by directors and executive officers of the Company, as indicated above, such persons may also own Common stock equivalents under deferred compensation plans of the Company, reflecting further their economic stake in the value of the Company's Common stock. As of March 1, 2004, the following Common stock equivalents were owned by (i) the Company's executive officers: Mr. Zarrella, 89,251; Mr. McCluski, 20,629; Mr. Hahs, 9,694; Mr. Stiles, 14,286; Mr. Loughlin, 10,381; (ii) the Company's directors: Mr. Agnew, 504; Mr. Bennett, 497; Mr. De Sole, 4,412; Mr. Linen, 504; Mrs. McMullin, 504; Mr. Purcell, 10,372; Mrs. Rice, 3,515; Mr. Waltrip, 504; Mr. Wilson, 2,284; Mr. Wolfe, 504; and (iii) all executive officers and directors of the Company as a group, 207,201.

Section 16(a) Beneficial Ownership Reporting Compliance
The Company's directors and executive officers are required to file reports with the Securities and Exchange Commission concerning their ownership of Company stock. Based upon a review of filings with the Securities and Exchange Commission, we believe that all of our directors and executive officers complied during fiscal 2003 with the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, except for John R. Purcell, who, on October 7, 2003, filed a Form 4 to report an omission of 600 shares owned by his wife and 2,000 shares owned by his children.

EXECUTIVE COMPENSATION

Report of the Compensation Committee
The Compensation Committee of the Board of Directors is comprised solely of directors who are not current or former employees of Bausch & Lomb, and who are each independent within the meaning of the Securities and Exchange Commission and New York Stock Exchange (NYSE) listing standards. In 2003, the Compensation Committee had three formal meetings and several interim discussions, which did not constitute formal meetings. In advance of each meeting, management reviews the agenda with the committee chair and, prior to the meeting, each committee member receives a complete briefing book which details each topic to be considered. The committee chair reports to the Board of Directors on committee discussions and key actions. The committee is responsible for establishing the compensation policies and evaluating the compensation programs for Bausch & Lomb's executive officers and other key employees.

Compensation Philosophy and Policy
Executive compensation at Bausch & Lomb seeks to align the financial interests of executives with the interests of shareholders through a mix of base salary, annual incentives and long-term incentives, placing emphasis on "at risk" pay components tied to key Company stock appreciation drivers while ensuring sound corporate governance practices. Bausch & Lomb provides a competitive level of total compensation structured to attract and retain high caliber executives.

To maintain a competitive level of compensation, the Company commissions an independent consulting firm to conduct an annual survey of executive compensation in a defined group of companies. The surveyed companies are selected based on: (i) similarity of their product lines to those of Bausch & Lomb; (ii) the competitive market for executive talent; and (iii) availability of compensation data provided confidentially to a third party. The surveyed companies include several, but not all, of the companies in the S&P 500 Healthcare Index used in the Comparison of Five-Year Cumulative Total Shareholder Return chart on page 15. The Company also uses information from comparator company proxy statements and general industry survey information in reviewing compensation levels and mix.

The study includes base compensation, annual incentives and long-term incentives, including stock-based compensation. In general, the aggregate compensation package for executives is targeted to pay at the market median of the peer group of companies if performance criteria are achieved and above market median if performance exceeds expectations. The overall compensation package for the chief executive officer of the Company, Ronald L. Zarrella, was based on the terms of his employment agreement and was in the third quartile of peer group companies.

After considering the survey data, business objectives and compensation philosophy and strategy, the committee determines targeted levels of base compensation, long- and short-term incentives and stock option award levels for the officers of the Company. In approving salary and incentive payments for individuals other than the chief executive officer, the committee also considers recommendations made by the chief executive officer. The compensation of individual executives can and does vary from the compensation benchmark based on such factors as individual performance, potential for future advancement, responsibilities, length of time in their current positions and, for recently hired executives, their prior compensation packages.

Base Pay
Base pay levels and increases for each officer take into consideration the individual's current performance, experience, the scope and complexity of his or her position within the Company and the external competitive marketplace for comparable positions at peer companies. Base pay for officers is reviewed each year, and generally adjusted when warranted based on market comparisons and trends. The executive officers named in the Summary Compensation Table appearing on page 13, excluding Mr. Zarrella, received an average salary increase of 3.1% for 2003 reflecting market conditions.

Mr. Zarrella's annualized base pay for 2003 was in accordance with his employment agreement and was established after consideration of competitive pay in the external market, including Mr. Zarrella's base pay with his former employer, at the time of his employment in 2001. In 2003, Mr. Zarrella's base pay remained the same as the prior year.

Annual Incentive Awards
The Company's Annual Incentive Compensation Plan is designed to reward management-level employees annually for their contribution to operating unit and corporate objectives. The Plan is funded based on combined achievement of Company and operating unit performance against targets established by the committee at the beginning of the year. Overall Company performance is measured based on targets established for comparable basis earnings per share (EPS). Operating unit performance is measured against targets established for sales, earnings, free cash flow, cost improvement initiatives, and strategic projects, tying incentive compensation to key shareholder return indicators. The committee defined performance targets at various levels, which determined the bonus pool funding to yield bonuses ranging from 0%-200% of the bonus targets. For 2003, the Company exceeded its EPS target, and the Company portion of the bonus pool was funded at 148%. The bonus targets for officers, excluding the chief executive officer, ranged from 40%-55% of base salary. On average, incentive targets are at the market median of the comparator group of companies. The bonus target for the chief executive officer was 100% of base salary, with a range from 0% to 150%, in accordance with his employment agreement, which is in the third quartile of chief executive officers at the comparator group of companies.

In 2003, corporate officers, including those identified in the Summary Compensation Table on page 13, were eligible for annual incentive awards under the Annual Incentive Compensation Plan. For executive officers without individual operating unit responsibility, the 2003 annual incentive was based primarily on Company performance against the EPS target, modified upward or downward for individual performance against objectives. Executive officers who managed business units had 25% of their annual incentive based on performance against operating unit objectives with the remainder based on Company performance against the EPS target, modified upward or downward for individual performance against objectives.

The chief executive officer's employment agreement provides for the opportunity to earn an incentive award of up to 150% of base pay upon achievement of goals agreed to by the committee. Company comparable basis EPS was established as the primary measure. As noted above, the Company's performance against EPS goals was 148% of target. Considering this and the progress made on other strategic initiatives, the payout to the chief executive officer was established at 148% of base salary.

Long-Term Incentive Awards
Long-term incentive compensation offered to officers in 2003 consisted of stock options. Long-term incentive compensation was targeted at or near the market median of comparator company long-term incentive awards for all officers.

Under the Bausch & Lomb Stock Incentive Plan, officers of the Company are eligible to receive awards of stock options and stock grants, as approved by the committee. Guidelines for stock options and stock grants are based on a review of comparator company data in combination with an internal assessment of the scope and complexity of the executive's position. For each officer position, a target stock award is defined based on market data. The performance of the Company is also considered in establishing the targets. The performance of the individual is considered in determining the final award. The committee reviews the competitiveness of the target awards annually.

In February 2003, the committee awarded options within this framework to officers, including those identified on the Summary Compensation table on page 13. The Company granted Mr. Zarrella 180,000 stock options which vest in thirds over a three-year period. All stock options were priced at the fair market value of the underlying stock as of the date of the grant. In setting Mr. Zarrella's option award level, the committee considered competitive compensation requirements and his successful management of the Company.

In 2002, long-term incentive awards were provided to officers under the Cumulative Long-Term Incentive Program. Under this Program, actual awards, depending on the Company's performance, may range from 0%-200% of the target number of shares awarded. Since awards are expressed in shares of Company stock, the actual value of awards upon vesting will vary based upon upward and downward changes in the market value of the Company's Common stock from the date of grant to the vesting date. The vested awards are payable in shares and cash. Based upon the committee's determination that the Company achieved performance against pre-established average sales and cumulative EPS goals for the years 2002-2003, Cumulative Long-Term Performance Program awards granted in 2002 to the Company's executive officers, including Mr. Zarrella, paid out at 124% of the target award. The value set forth under the Long-Term Incentive Payouts in the Summary Compensation Table on page 13 reflects the full value of the awards.

In 2003, after a complete review of the Company's executive compensation programs, the committee determined to replace the Cumulative Long-Term Performance Program with a cash-denominated program that uses two-year end-to-end cycles. Since the 2002 grants covered both 2003 and 2004, no awards were made in 2003 under the Cumulative Long-Term Performance Program. The cash denominated program will begin in 2004 with the first cycle covering 2004-2005. The awards, including the chief executive officer's, will be targeted at 40% of a participant's aggregate long-term compensation.

Supplemental Executive Retirement Plan
An additional key element of total compensation for the chief executive officer is the Supplemental Executive Retirement Plan (SERP) II, under which Mr. Zarrella was vested immediately as part of his hiring package, in view of his prior service with the Company, and in view of similar benefits with his former employer which were forfeited. This benefit is described further on page 16. This Plan, funded by life insurance to minimize the cost to the Company, is designed to provide a competitive retirement benefit (up to a 60% replacement ratio). All other executive officers participate in SERP III, described on page 16. Contributions made under SERP II and SERP III Plans do not result in taxable income to the participants.

Response to Internal Revenue Code Limits on Deductibility of Certain Compensation
Section 162(m) of the Internal Revenue Code of 1986 (the "Code") limits to $1,000,000 per person the Company's tax deduction of certain non-performance-based compensation paid in a given year to its most highly compensated officers. The levels of non-performance-based salary, bonus and other compensation paid by the Company do not typically exceed this level except that Mr. Zarrella's compensation exceeded this amount by $137,100 in 2003. In order to minimize the potential for lost tax deductibility, the committee recommended, and shareholders approved in 1998, amendments to certain Company plans which were designed to assure that performance-based compensation plans currently in place achieve compliance with the requirements of Section 162(m) of the Code. The committee's present intention is to use the requirements of Section 162(m) as a guide in its compensation-related decisions, except where the best interests of the Company and its shareholders dictate otherwise.

Conclusion
Each element of the officer compensation package is reviewed by the Compensation Committee to ensure that base pay and incentive opportunities are at competitive levels and to provide incentive systems reflecting financial performance and an alignment with shareholder interests. In summary, we believe the total compensation philosophy and compensation program serve the best interests of the shareholders.
Compensation Committee Jonathan S. Linen, Chair Franklin E. Agnew Domenico De Sole Barry W. Wilson

Compensation Tables
The individuals named in the following tables include the Company's chief executive officer and the four other most highly compensated executive officers of the Company for the fiscal year ended December 27, 2003.
SUMMARY COMPENSATION TABLE
		Annual Compensation			Long-Term Compensation
					Awards		Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($) (3) (4)	Restricted Stock Award(s) ($)(5)	Securities Underlying Options/ SARs (#)	LTIP Payouts ($)(1)	All Other Compensation ($) (2)

R. L. Zarrella Chairman and CEO	2003 2002 2001	$1,100,000 $1,100,000 $63,462	$1,628,000 $0 $0	$70,571 $883,608 $1,404	$0 $5,581,081 $0	180,000 500,000 500,000	$1,745,178 $0 $0	$86,600 $2,551,447 $2,856

S. C. McCluski Sr. V.P. and CFO	2003 2002 2001	$413,259 $399,337 $375,100	$340,000 $219,635 $0	$37,549 $102,938 $21,902	$0 $101,277 $69,795	40,000 35,000 50,000	$261,814 $0 $0	$28,480 $17,970 $21,453

D. L. Hahs Sr. V.P., Global Supply Chain	2003 2002 2001	$403,685 $392,017 $376,800	$315,000 $231,780 $0	$31,790 $64,550 $29,317	$0 $131,285 $129,250	30,000 25,000 30,000	$130,907 $0 $0	$18,432 $17,641 $2,589

R. B. Stiles Sr. V.P. and General Counsel	2003 2002 2001	$316,800 $302,712 $270,000	$260,000 $166,492 $0	$29,007 $30,661 $28,866	$0 $0 $0	25,000 25,000 30,000	$130,907 $0 $0	$21,748 $13,622 $14,953

J. M. Loughlin Sr. V.P., Asia Region	2003 2002 2001	$331,923 $313,596 $290,000	$241,000 $179,808 $0	$594,556 $452,155 $572,144	$0 $52,514 $113,740	30,000 27,500 30,000	$152,707 $0 $0	$15,472 $10,604 $9,812
(1)

The amounts shown represent awards of the Company's Class B shares at market value on the date vested and cash payments under the Cumulative Long-Term Incentive Program for the two-year performance period ended December 27, 2003. Grants vested based on the Company's performance against sales and EPS targets. Further information about the Cumulative Long-Term Incentive Program is set forth in the Report of the Compensation Committee on page 10.

(2)

The amounts reported in this column consist solely of the Company's matching contributions under its 401(k) Plan and 401(k) Excess Plan for each named officer other than Mr. Zarrella. The 2003 amount for Mr. Zarrella includes $37,100 in relocation expenses. For 2002, the amount for Mr. Zarrella includes a one-time cash payment of $2,092,037 under his employment agreement, further described on page 17, and $413,141 of relocation expenses. Those relocation expenses included use of company aircraft for commuting prior to relocation ($64,535) and a tax gross-up covering the relocation expenses ($126,957).

(3)

Mr. Loughlin's Other Annual Compensation includes expatriate allowances of $572,425 for 2003. Mr. Loughlin is on an expatriate assignment in Hong Kong and receives the following allowances/benefits in accordance with the Company's Global Service Policy: goods and services differential, Hong Kong housing/utilities (less employee contribution), annual home leave, school tuition costs, parking and tolls, and tax differential. The tax differential portion of the allowances in the amount of $218,311 for 2003 represents actual income taxes paid by the Company on behalf of Mr. Loughlin, less amounts withheld for the year. These amounts adjust Mr. Loughlin's taxes to levels he would have paid in the U.S. under the Company's Tax Equalization Program.

(4)

This column includes the aggregate incremental cost to the Company of providing various perquisites. For Mr. Zarrella, the amounts that represent more than 25% of the aggregate value of reportable perquisites in 2003 include $40,070 for use of the Company's aircraft and $22,000 for financial planning services.

(5)

Holders of restricted stock, including restricted stock granted under the Company's Cumulative Long-Term Incentive Program, are entitled to dividend and voting rights on the shares. At December 27, 2003, the aggregate number of shares, including restricted stock awarded under the Cumulative Long-Term Incentive Plan, and corresponding value as of such date of restricted stock owned by named individuals were as follows: Mr. Zarrella, 169,968 shares valued at $8,697,263; Mr. McCluski, 12,025 shares valued at $615,319; Mr. Hahs, 8,000 shares valued at $409,360; Mr. Stiles, 5,000 shares valued at $255,850; and Mr. Loughlin, 7,633 shares valued at $390,581. A certain number of shares were vested in the first quarter of 2004 related to the 2002-2003 performance cycle and their value has been reflected in the LTIP payouts column.

Options/SAR Grants in Last Fiscal Year
Individual Grants
Name	Number of Securities Underlying Options/SARs Granted (#) (1)	% of Total Options/ SARs Granted to Employees In Fiscal Year (2)	Exercise or Base Price ($/Sh) (3)	Expiration Date	Grant Date Present Value (4)
R. L. Zarrella S.C. McCluski D. L. Hahs R. B. Stiles J. M. Loughlin	180,000 40,000 30,000 25,000 30,000	12.47% 2.77% 2.08% 1.73% 2.08%	$29.8450 $29.8450 $29.8450 $29.8450 $29.8450	Feb. 25, 2013 Feb. 25, 2013 Feb. 25, 2013 Feb. 25, 2013 Feb. 25, 2013	$1,886,400 $419,200 $314,400 $262,000 $314,400
(1)	All of the above stock options granted to the named executives vest annually in equal one-third increments.
(2)	Based on total number of options granted to employees of 1,443,547.
(3)	Exercise price is equal to the fair market value of the stock on the date of grant.
(4)

The estimated grant date present value reflected in the above table is determined using the Black-Scholes model. The ultimate realizable value of the options will depend on the future market price of the Company's stock, which cannot be forecast with reasonable accuracy. The actual value, if any, an optionee will realize upon exercise will depend on the excess of the market value of the Company's Common stock over the exercise price on the date the option is exercised. The material assumptions and adjustments incorporated in the estimated valuation of the options include: (a) an option term of 10 years; (b) an interest rate of 3.9% that represents the interest rate on a U.S. treasury security on the date of grant with a maturity date corresponding to the option term; (c) volatility of 44.5% calculated using daily stock prices for the three-year period prior to the grant date; (d) dividends at the rate of $.52 per share representing the annualized dividends paid with respect to a share of Common stock at the date of grant, and a corresponding dividend yield of 1.74%, which is assumed to remain constant for the life of the option; and (e) reductions of approximately 15.6% to reflect the probability of forfeiture due to termination prior to vesting, and approximately 11.1% to reflect the probability of a shortened option term due to termination of employment prior to the option expiration date.

Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values
			Number of Securities Underlying Unexercised Options/SARs at FY-End (#)		Value of Unexercised, In-the-Money Options/SARs at FY-End ($)
Name	Number of Shares Acquired on Exercise	Value Realized (1)	Exercisable	Unexercisable	Exercisable (2)	Unexercisable (2)
R. L. Zarrella S. C. McCluski D. L. Hahs R. B. Stiles J. M. Loughlin	0 0 0 0 0	0 0 0 0 0	666,667 212,500 52,334 96,399 84,272	513,333 80,000 56,666 51,666 58,333	11,877,504 1,272,947 233,784 440,562 468,522	8,333,496 1,257,998 916,941 810,316 938,321
(1)	Market value of Company's Common stock at exercise, minus the exercise price.
(2)	Market value of Company's Common stock at year-end 2003, minus the exercise price.

Long-Term Incentive Compensation - Awards in Last Fiscal Year

No new awards were made in 2003 under the Company's Cumulative Long-Term Performance Program. For discussion of prior awards vested in 2003, see the Report of the Compensation Committee on page 10.

TOTAL RETURN TO SHAREHOLDERS
Comparison of Five-Year Cumulative Total Shareholder Return
December 1998 Through December 2003

[Graph]

Assumes $100 invested on the last day of December 1998 with dividends reinvested quarterly.
Date	Bausch & Lomb Incorporated	S&P Healthcare Index	S&P 500
December 1998 December 1999 December 2000 December 2001 December 2002 December 2003	$100.00 $115.80 $69.90 $67.01 $65.16 $95.16	$100.00 $89.35 $122.39 $107.80 $87.56 $100.71	$100.00 $121.01 $109.99 $96.98 $75.59 $97.24

DEFINED BENEFIT RETIREMENT PLANS
Under the Company's Retirement Benefits Plan, all employees of the Company and certain subsidiaries who have reached age 21 and have at least one year of service are participants. The Plan is a cash balance retirement plan, which accrues benefits in a hypothetical account that can be paid either as a single lump sum or converted to a lifetime monthly annuity at time of retirement or separation from the Company. Account values increase annually based on earnings, as defined in the Plan, as well as other factors such as age, service and interest credited on account balances. In addition, the Company maintains a separate Retirement Benefit Restoration Plan, which provides eligible employees additional retirement benefits, which would otherwise be provided under the Retirement Benefits Plan but are excluded from that Plan by specific federal regulatory limitations. Benefits vest after five years of service as defined in the Plans. Each of Messrs. Zarrella, Hahs, McCluski, Loughlin and Stiles is a vested participant under the Retirement Benefits Plan. Messrs. Hahs, McCluski, Loughlin and Stiles are vested participants in the Retirement Benefit Restoration Plan.

The estimated annual benefit provided in total under the Retirement Benefits Plan and the Retirement Benefit Restoration Plan by the cash balance formula described above, expressed in the form of a single life annuity is as follows:
Executive	Estimated Annual Benefit Payable at Age 63
R. L. Zarrella S. C. McCluski D. L. Hahs R. B. Stiles J. M. Loughlin	$ 18,700* $171,600 $204,300 $110,400 $110,200

*Estimated annual benefit payable at age 60

The Company maintains two Supplemental Executive Retirement Plans ("SERP"), under which officers may become eligible for retirement benefits in addition to those provided under the Company's Retirement Benefits Plan. No officer is eligible to participate in more than one Company SERP, and the officers named in the Summary Compensation Table on page 13 are participants in one of the SERPs described below. Participants who vest under SERP II will receive annual benefits, payable monthly, in an amount equal to a percentage of their final average salary and bonus compensation. Final Average Compensation is the highest average of a participant's compensation for any three full calendar years during the participant's last ten full calendar years of employment with the Company. The percentage used is a function of age at retirement: 32% at age 55, and up to 60% at age 60. SERP III is a cash balance retirement plan that accrues benefits for eligible officers in a hypothetical account, at an annual rate of 5% of covered earnings, as defined in the Plan. Benefits are paid either as a single lump sum or converted to a lifetime monthly annuity at time of retirement or separation from the Company. Benefits vest upon the completion of five years of service. The plans also provide for the payout of the net present value of all benefits in the event of a change in control of the Company.

Mr. Zarrella has vested benefits under SERP II. Messrs. McCluski, Hahs, Stiles and Loughlin have vested benefits under SERP III. Assuming continued employment to age 60 and average final compensation of $2,700,000, the annual benefit payable for Mr. Zarrella under SERP II is $1,600,000. Under SERP III, the benefit payable is stated as a cash balance. However, for purposes hereof, the annual payments stated below are calculated by applying an actuarial-based conversion factor against the projected value of the individual's cash balance account at normal retirement age.
Executive	Estimated Annual Benefit Payable at Age 63 - SERP III
S. C. McCluski D. L. Hahs R. B. Stiles J. M. Loughlin	$79,200 $72,500 $39,000 $40,400

RELATED TRANSACTIONS, EMPLOYMENT CONTRACTS AND TERMINATION
OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

In connection with Class B shares purchased under the Company's stock incentive plans prior to July, 2002, the Company could loan the participant an amount equal to the full amount of the purchase price of those shares, with the shares held by the Company as collateral for the loan. The rate of interest on loans to participants is the lesser of the applicable federal rates announced monthly by the Internal Revenue Service pursuant to Section 1274(d) of the Internal Revenue Code of 1986, or 9%. To the extent applicable, the largest aggregate amount of indebtedness outstanding which exceeded $60,000 at any time in the Company's 2003 fiscal year for directors and executive officers of the Company was as follows: (i) the Company's directors: Mrs. McMullin, $109,427; Mr. Purcell, $716,773; Mrs. Rice, $67,844; Mr. Waltrip, $116,944; and (ii) the Company's executive officers: Mr. Gary M. Aron, $233,357; Mr. Alan H. Farnsworth, $345,722; Mr. Hahs, $441,764; Mr. Geoffrey F. Ide, $179,505; Mr. Jurij Z. Kushner, $409,974; Mr. Loughlin, $242,725; Mr. McCluski, $470,050; Ms. Angela J. Panzarella, $206,445; Mr. Alan H. Resnick, $794,075; and Mr. Stiles, $636,244. All loans to directors were paid in full in 2003. As of March 1, 2004, the outstanding amount of such indebtedness of the Company's executive officers was as follows: Mr. Aron, $231,023; Mr. Farnsworth, $342,265; Mr. Hahs, $437,347; Mr. Ide, $177,710; Mr. Kushner, $217,587; Mr. Loughlin, $240,297; Mr. McCluski, $337,650; Ms. Panzarella, $204,380; Mr. Resnick, $786,134; and Mr. Stiles, $573,378.

Mr. Zarrella and Bausch & Lomb signed a five-year employment agreement, dated November 9, 2001, the annual terms of which are renewed automatically for successive one-year terms, unless otherwise terminated. The terms of the agreement provide for a base salary of $1.1 million during the first two employment years and a target bonus of 100% of base pay. On November 9, 2001, the Compensation Committee of the Board of Directors awarded Mr. Zarrella immediately-vested options to purchase 500,000 shares of the Company's Common stock at an exercise price of $31.91 under the Stock Incentive Plan. An additional 500,000 options under this Plan were granted to Mr. Zarrella on January 2, 2002 at an exercise price of $37.685. These options vest in one-third increments over a three-year period. Bausch & Lomb also agreed to pay Mr. Zarrella an amount up to $5 million in cash and stock to compensate him for benefits forfeited at his prior employer in accepting employment with the Company (including annual bonus incentive compensation, long-term incentive payments, and stock option value). That obligation was satisfied on January 2, 2002, with a cash payment of $2.1 million and a restricted stock grant of 65,561 shares to Mr. Zarrella. The restricted stock grant was made under the 1990 Stock Incentive Plan and vests in its entirety on the fifth anniversary of Mr. Zarrella's appointment.

The agreement also provides for a performance-based long-term incentive plan for one, two, and three-year award cycles, each of which has a target award of $1 million paid in Company restricted stock. Although the agreement provided for target awards of $1,000,000 for subsequent three-year award cycles, for 2004-2005 Mr. Zarrella will be covered by the new cash-denominated program described in the Report of the Compensation Committee. In addition, the agreement provides for Mr. Zarrella's participation in employee welfare and benefits plans and other standard senior executive perquisites. This includes participation in SERP II. On the effective date of the employment agreement, he was vested in SERP II at 26% of final average compensation (based on 1999, 2000, and 2001 compensation with his prior employer). The benefit will increase each year up to a maximum of 60% of final average compensation achieved at age 60. If Mr. Zarrella is terminated without cause, or if Mr. Zarrella terminates employment for good reason, both as defined in the agreement, he will be entitled to his annual base salary and the highest annual bonus, plus medical and other benefits, for the remaining period of his employment agreement, and he will vest immediately in the SERP II benefit which would have been received at the end of the five-year employment period under the agreement.

Mr. Zarrella has also entered into a change of control agreement with the standard features described below. In the event his employment is terminated following a change in the control of the Company, he would be entitled to the greater of (i) his remaining benefits under his employment agreement or (ii) benefits under the change of control agreement.

The Company has entered into a change of control agreement, for an indefinite term, with each individual in the Summary Compensation Table on page 13. Each agreement provides that, in the event of a change of control (as defined in the agreements) which is followed within three years, as determined under the agreements, by (i) a termination of the officer's employment, (ii) a downgrading of the officer's position; or (iii) a voluntary termination under circumstances specified in the agreements, the officer will be entitled to: (a) salary and pro rata bonus then due; and (b) a lump sum separation payment equal to three times annual base salary and bonus as determined under the agreements. Each officer will also be entitled to a continuation of certain benefits and perquisites for up to three additional years as determined under the agreements. These benefits and perquisites may be reduced by corresponding benefits or perquisites provided by a subsequent employer during the period in which they are provided.

In connection with the development of a new information technology (IT) infrastructure, the Company has worked with Technology Solutions Company (TSC), an information technology systems integration firm. One of the Company's directors, Mr. Purcell, is currently non-executive chairman of TSC. Another Company director, Mr. Waltrip, was chairman of TSC until June of 2003, when he resigned from that Company. The services provided by TSC in 2003 resulted from the Company's use of TSC, following a competitive bidding process, for a certain portion of the global IT foundation services phase of the Company's global IT integration project, as well as the use of TSC for training services relating to the global IT project. This is an area in which TSC has substantial expertise. TSC has invoiced the Company approximately $1.9 million for 2003 services, including reimbursement of expenses. This amount is not material to the Company or to TSC, but disclosure is provided in view of the 2003 affiliation of two Company directors with that firm.

REPORT OF THE AUDIT COMMITTEE
The members of the Audit Committee of the Board of Directors are Kenneth L. Wolfe (Chair), Domenico De Sole, Ruth R. McMullin and Linda Johnson Rice. The Board of Directors has reviewed the qualifications of each member of the Audit Committee and has determined that each member of the Audit Committee is "independent" under the current listing standards of the New York Stock Exchange ("NYSE") applicable to Audit Committee members. None of the Audit Committee members has a business relationship with the Company, or is a partner, controlling shareholder or executive officer of an entity that has a material business relationship with the Company. In addition, there is no Audit Committee member who is employed as an executive of another firm where any of the Company's executives serves on that other firm's compensation committee. No member of the Audit Committee is an immediate family member of an individual who is an executive officer of the Company or any of its affiliates. The Audit Committee members do not serve on more than two audit committees of other companies.

Each member of the Audit Committee is financially literate, as assessed by the Company's Board of Directors in its business judgment. In addition, the Board of Directors has determined that Kenneth L. Wolfe qualifies as an "audit committee financial expert," as defined by applicable SEC rules, and Mr. Wolfe is "independent" under the current listing standards of the NYSE applicable to Audit Committee members.

In 2003, the Audit Committee met 11 times. The Board of Directors has adopted a written Charter setting forth the authority and responsibilities of the Audit Committee. A copy is attached as Exhibit A to this Proxy Statement and is available at the Company's Web site at http://www.bausch.com/us/vision/about/investor/governance.jsp. Consistent with its Charter, the Audit Committee took the actions identified on page 3 of this Proxy Statement. In addition, the Audit Committee recommended for Board approval, based on the full scope of its activities, that (i) the audited financial statements be incorporated by reference in the Company's annual report on Form 10-K for the year ended December 27, 2003, and (ii) PricewaterhouseCoopers LLP be ratified as the Company's independent auditors for 2004.

Audit Committee Policy on Pre-Approval of Services of Independent Auditors
Our Audit Committee's policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors. Our Audit Committee pre-approved all such audit and non-audit services provided by the independent auditors. These services have included audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

Audit Fees
In its review, the Audit Committee examined a report from PricewaterhouseCoopers LLP of the fees billed to the Company for fiscal years 2003 and 2002 of $2,681,000 and $2,239,000, respectively, for the audit of the Company's annual financial statements and reviews of quarterly reports on Form 10-Q.

Audit-Related Fees
PricewaterhouseCoopers LLP received fees of $154,000 in 2003, including $77,000 for benefit plan reviews, acquisition and/or divestiture assistance of $13,000 and other audit-related projects totaling $64,000. In 2002, the audit-related fees totaled $321,000, including $60,000 for benefit plan reviews, $64,000 for acquisition and/or divestiture assistance and $197,000 for various other audit-related projects.

Tax Fees
PricewaterhouseCoopers LLP received $2,170,000 for tax related services in 2003, including $942,000 for tax consulting, $534,000 for international/assignee tax services and $694,000 for tax compliance work. Tax-related fees in 2002 totaled $1,907,000, including $1,156,000 for tax consulting, $611,000 for international/assignee tax services and $140,000 for tax compliance work.

All Other Fees
PricewaterhouseCoopers LLP received $29,000 of other fees in 2003 relating primarily to accounting research software. In 2002, all other fees totaled $226,000, including $150,000 relating to a consulting project.

Prior to approving PricewaterhouseCoopers LLP as the Company's independent auditors for 2004, the committee considered whether PricewaterhouseCoopers LLP's provision of services other than audit services is compatible with maintaining the auditors' independence. The Committee has decided to curtail the use of PricewaterhouseCoopers for services other than audit services to the extent possible.
Audit Committee Kenneth L. Wolfe, Chair Domenico De Sole Ruth R. McMullin Linda Johnson Rice

ADDITIONAL INFORMATION

Directors' and Officers' Insurance
The Company has purchased insurance from Federal Insurance Company, National Fire Insurance Company, ACE American Insurance Company and Gulf Insurance Company, insuring the Company against obligations it might incur as a result of the indemnification of its directors and officers for certain liabilities they might incur, and insuring such directors and officers for additional liabilities against which they may not be indemnified by the Company. This insurance was renewed effective January 31, 2004 for a period of one year at a cost of $2,600,000.

Other Business
We do not expect any business to come up for shareholder vote at the meeting other than the items described in this booklet. If other business is properly raised, your proxy card authorizes the proxyholders to vote as they deem appropriate.

The Company's by-laws contain provisions regarding matters which may properly be brought before the shareholders at an annual meeting. The most recently revised by-laws are attached as Exhibit (3)-a to the Company's Form 10-Q filed with the Securities and Exchange Commission on November 10, 1998.

Shareholder Proposals For Next Year
In order to be eligible for inclusion in the Company's proxy materials for next year's annual meeting of shareholders, any shareholder proposal (other than the submission of nominees for directors) must be received by the Company to the attention of the secretary at its principal executive offices not later than the close of business on November 28, 2004.

Shareholder proposals received by the Company between December 30, 2004 and January 29, 2005 may also be considered at next year's annual meeting of shareholders but may not be included in the proxy materials for next year's annual meeting of shareholders. Nominations for directors submitted by shareholders must be received between those same dates.

Annual Report
An Annual Report to Shareholders for the year ended December 27, 2003 accompanies the proxy material being mailed to all shareholders. The Annual Report is not a part of the proxy solicitation material.

How We Solicit Proxies
The Company pays the costs of soliciting proxies. We are paying Georgeson Shareholder a fee of $15,000 plus expenses to help with the solicitation. In addition to this mailing, the Company may solicit proxies personally, electronically or by telephone. We also reimburse brokers and other nominees for their expenses in sending these materials to you and getting your voting instructions.

People Needing Special Assistance
If you plan to attend the annual meeting, we can provide reasonable assistance to help you participate in the meeting if you let us know in advance. Please call or write the secretary at least two weeks before the meeting at the number or address under "Questions?" below.

Questions?
If you have questions or need more information about the annual meeting, write to the

Secretary
Bausch & Lomb Incorporated
One Bausch & Lomb Place
Rochester, New York 14604-2701

or call us at (585) 338-6010.

For additional information about the Company, we invite you to visit Bausch & Lomb's Internet site at www.bausch.com. Internet site materials are for your general information and are not part of this proxy solicitation.

According to rules of the Securities and Exchange Commission (SEC), the information presented in this proxy statement under the captions "Report of the Compensation Committee", "Report of the Audit Committee" and "Comparison of Five-Year Cumulative Total Shareholder Return" shall not be deemed to be "soliciting material" or to be filed with the SEC under the Securities Act of 1933 or the Securities Exchange Act of 1934, and nothing contained in any filings made by the Company under the aforementioned Acts shall be interpreted as incorporating by reference the information presented under the specified captions.

YOUR VOTE IS VERY IMPORTANT!

Please vote your shares by telephone or on the Internet by following the instructions set forth on the proxy card or sign and promptly return your proxy card in the enclosed envelope.

March 26, 2004

EXHIBIT A

AUDIT COMMITTEE CHARTER
Approved by the Board of Directors on August 13, 2003

Purpose

The Audit Committee is appointed by the Board to assist the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the independent auditor's qualifications and independence, (3) the performance of the Company's internal audit function and independent auditor, and (4) the compliance by the Company with legal and regulatory requirements.

The Audit Committee shall prepare the report required by the rules of the Securities and Exchange Commission (the "Commission") to be included in the Company's annual proxy statement.

Committee Membership

The Audit Committee shall consist of no fewer than three members. The members of the Audit Committee shall meet the independence and experience requirements of the New York Stock Exchange, Section 10A(m)(3) of the Securities Exchange Act of 1934 (the "Exchange Act") and the rules and regulations of the Commission. At least one member of the Audit Committee shall be an "audit committee financial expert" as defined by the Commission. Audit Committee members shall not simultaneously serve on the audit committees of more than two other public companies.

The members of the Audit Committee shall be appointed by the Board on the recommendation of the Nominating & Governance Committee. Audit Committee members may be replaced by the Board.

Meetings

The Audit Committee shall meet as often as it determines, but not less frequently than quarterly. The Audit Committee shall meet periodically with management, the internal auditors and the independent auditor in separate executive sessions. The Audit Committee may request any officer or employee of the Company or the Company's outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

Committee Authority and Responsibilities

The Audit Committee shall have the sole authority to appoint and/or replace the independent auditor (subject to shareholder ratification, if applicable). The Audit Committee shall be directly responsible for the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent auditor shall report directly to the Audit Committee.

The Audit Committee shall preapprove all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act which are approved by the Audit Committee prior to the completion of the audit. The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant preapprovals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant preapprovals shall be presented to the full Audit Committee at its next scheduled meeting.

The Audit Committee shall have the authority, to the extent it deems necessary or appropriate, to retain independent legal, accounting or other advisors. The Company shall provide for appropriate funding, as determined by the Audit Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report and to any advisors employed by the Audit Committee.

The Audit Committee shall make regular reports to the Board. The Audit Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. The Audit Committee shall annually review the Audit Committee's own performance.

The Audit Committee, to the extent it deems necessary or appropriate, shall:

Financial Statement and Disclosure Matters

1.     Review and discuss with management and the independent auditor the annual audited financial statements, including disclosures made in management's discussion and analysis, and recommend to the Board whether the audited financial statements should be included in the Company's Form 10-K.

2.     Review and discuss with management and the independent auditor the Company's quarterly financial statements, including disclosures made in management's discussion and analysis, prior to the filing of its Form 10-Q, including the results of the independent auditor's reviews of the quarterly financial statements.

3.     Discuss with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Company's financial statements, including any significant changes in the Company's selection or application of accounting principles, any major issues as to the adequacy of the Company's internal controls and any special steps adopted in light of material control deficiencies.

4.     Review and discuss quarterly with the independent auditor:

        (a)     All critical accounting policies and practices to be used.

        (b)     All alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor.

        (c)     Other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

        (d)     The independent auditor's qualitative judgments about the appropriateness, not just the acceptability, of accounting principles and financial reporting practices used or proposed to be used.

It is the Company's practice that management present on a quarterly basis to the Audit Committee detailed commentary on the Company's financial statements and areas of key judgments and estimation. The objectives of this Section 4 are met by the combination of such management presentations, which practice is to be continued, and the additional review and discussion with the external auditor.

5.     Discuss with management the Company's release of earnings information, including the use of "pro forma" or "adjusted" non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies. Such discussion may be done generally (consisting of discussing the types of information disclosed and the types of presentations to be made).

6.     Discuss with management and the independent auditor the effect of regulatory and accounting developments as well as off-balance sheet structures on the Company's financial statements.

7.     Discuss with management the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company's risk assessment and risk management policies.

8.     Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work and management's responses, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

9.     Review disclosures made to the Audit Committee by the Company's CEO and CFO during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company's internal controls.

Supervision of the Company's Relationship with the Independent Auditor

10.     Review and evaluate the lead partner of the independent auditor team.

11.     Obtain and review a report from the independent auditor at least annually regarding (a) the independent auditor's internal quality control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the independent auditor and the Company. Obtain and review annually the independence letter from the independent auditor required by Independence Standard Board Standard No. 1. Evaluate the qualifications, performance and independence of the independent auditor, including considering whether the auditor's quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditor's independence, taking into account the opinions of management and internal auditors. The Audit Committee shall present its conclusions with respect to the independent auditor to the Board.

12.     Ensure the rotation of the audit partners as required by law. Consider whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating the independent auditing firm on a regular basis.

13.     Recommend to the Board policies for the Company's hiring of employees or former employees of the independent auditor.

14.     As the Audit Committee sees fit, discuss with the independent auditor auditing or accounting issues presented by the engagement partner on which consultation with the auditor's national office was necessary.

15.     Meet with the independent auditor prior to the audit to discuss the planning and staffing of the audit.

Oversight of the Company's Internal Audit Function

16.     Review the appointment and replacement of the senior internal auditing executive.

17.     Review the significant reports to management prepared by the internal auditing department and management's responses.

18.     Provide the senior internal auditing executive with direct access to members of the Audit Committee and encourage the senior internal auditing executive to discuss significant matters directly with the Committee, as necessary.

19.     Discuss with the independent auditor and management the internal audit department responsibilities, budget and staffing and any recommended changes in the planned scope of the internal audit.

Compliance Oversight Responsibilities

20.     Obtain from the independent auditor assurance that Section 10A(b) of the Exchange Act has not been implicated, requiring the independent auditor, if it detects or becomes aware of any illegal act, to assure that the Audit Committee is adequately informed and to provide a report if the independent auditor has reached specified conclusions with respect to such illegal acts.

21.     Obtain reports from management and the Company's senior internal auditing executive as to the Company's and its subsidiaries'/foreign affiliated entities' conformity with applicable legal requirements and the Company's Code of Business Conduct and Ethics. Advise the Board with respect to the Company's policies and procedures regarding compliance with applicable laws and regulations and with the Company's Code of Business Conduct and Ethics.

22.     Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

23.     Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any published reports which raise material issues regarding the Company's financial statements or accounting policies.

24.     Discuss with the Company's General Counsel legal matters that may have a material impact on the financial statements or the Company's compliance policies.

25.     Review management's plans to perform annual and quarterly assessments of internal controls to support the management report on internal controls as required by the SEC regulation.

Limitation of Audit Committee's Role

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditor, as applicable.

[BACK COVER]

[RECYCLED LOGO]
(c) 2004 Bausch & Lomb Incorporated
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1 AND 2.		Please Mark Here for Address Change or Comments (SEE REVERSE SIDE)	[ ]

1. Election of Directors.			FOR	AGAINST	ABSTAIN
FOR all nominees listed below (except as marked to the contrary)	WITHHOLD AUTHORITY to vote for all nominees listed below	2. Ratification of PricewaterhouseCoopers LLP as independent auditors for 2004.	[ ]	[ ]	[ ]
[ ]	[ ]	IF YOU PLAN TO ATTEND THE MEETING, PLEASE MARK THE "ATTEND MEETING" BOX BELOW.

Nominees:
  01 Alan M. Bennett, 02 Domenico De Sole,
  03 Kenneth L. Wolfe, 04 Ronald L. Zarrella

(Instructions: To withhold authority to vote for
any one or more individual nominee(s), write that
nominee(s) name on the space provided below.)

MARK HERE IF YOU PLAN TO ATTEND THE MEETING [ ]
______________________________________

THIS PROXY IS SOLICITED ON BEHALF OF THE COMPANY's BOARD OF DIRECTORS, PLEASE DATE, SIGN AND RETURN IN THE
ENCLOSED ENVELOPE OR VOTE BY TELEPHONE OR THE INTERNET. IF NOT OTHERWISE MARKED, THE SHARES REPRESENTED
BY THIS PROXY SHALL BE VOTED "FOR" ITEMS 1 AND 2.

Signature _______________________	Date ______________	Signature _______________________	Date ______________
NOTE: Please sign as name appears on this proxy. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full titles as such.

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FOLD AND DETACH HERE

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
Internet http://www.eproxy.com/bol Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Telephone 1-800-435-6710 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mail Mark, sign and ate your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

You can view the Annual Report and Proxy Statement
on the Internet at www.bausch.com


[BAUSCH & LOMB LOGO]

BAUSCH & LOMB INCORPORATED
Proxy Solicited by the Board of Directors for Use at the
Annual Meeting of Shareholders, April 27, 2004, 10:00 AM EASTERN TIME

PLACE: Monroe Community College
Building 3, Warshof Conference Room
1000 East Henrietta Road
Rochester, New York 14623

The undersigned hereby appoints R.L. Zarrella, S.C. McCluski and R.B. Stiles, or any one or all of them, with full power of substitution, attorneys and proxies to represent the undersigned at the annual meeting of shareholders of Bausch & Lomb Incorporated to be held on April 27, 2004 and at any adjournment thereof, with all the power which the undersigned would possess if personally present and to vote, as specified on the reverse side, all shares of stock which the undersigned may be entitled to vote at said meeting.

If not otherwise marked on the reverse, the shares represented by this Proxy will be voted "FOR" each of the director nominees named in Item 1; "FOR" Item 2, Ratification of PricewaterhouseCoopers LLP as independent auditors; and as the proxies deem desirable in their discretion with respect to any matters incidental to the conduct of the meeting.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE Address Change/Comments (Mark the corresponding box on the reverse side)

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FOLD AND DETACH HERE

YOUR VOTE IS IMPORTANT!

You can vote without attending the meeting in one of three ways:

1.	Vote by Internet at our Internet Address: http://www.eproxy.com/bol
or
2.	Call toll free 1-800-435-6710 on a Touch Tone telephone, 24 hours a day, 7 days a week, and follow the instructions on the reverse side.
or
3.	Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

PLEASE VOTE